Exhibit No. 10.15
                                                               Execution copy
                                    AGREEMENT

     THIS AGREEMENT is entered into this ___ day of December, 1998, among First Essex Bancorp, Inc., a Massachusetts corporation (the "Holding Company"), First Essex Bank, FSB, a federally chartered savings bank (the "Bank"), and David W. Dailey of Billerica, Massachusetts ("Dailey").

     WHEREAS, Dailey has been employed by either the Bank or the Holding Company, or both, since 1991;

     WHEREAS, on or about October 9, 1997 each of the Bank and the Holding Company entered into Amended and Restated Employment Agreements with Dailey (collectively, the "Employment Agreements"); and

     WHEREAS, on or about January 1, 1994, the Holding Company and Dailey entered into a Special Termination Agreement, which was restated October 9, 1997 (the "Special Termination Agreement"); and

     WHEREAS, Dailey has informed the Holding Company and the Bank of his plans to retire from his employment effective December 31, 1998 (the "Effective Date") and the Bank and the Holding Company have agreed to such early retirement; and

     WHEREAS, the Holding Company and the Bank desire to provide certain benefits to Mr. Dailey in connection with his retirement;

     NOW, THEREFORE, the parties agree as follows:

     1. Retirement; Miscellaneous Resignations; Payment of Salary and Bonus for 1998. In connection with his retirement, Dailey hereby resigns from all positions he currently or formerly held as an employee, officer or Director of the Holding Company, the Bank and all of their affiliates and subsidiaries. Each such resignation shall be effective as of the Effective Date. The Bank shall continue to pay Dailey at his current salary through the Effective Date, and shall pay Dailey any bonus earned by him under the Bank's bonus plan for the year ended December 31, 1998 (based on achievement of performance goals specified in the bonus plan), such bonus payment, if any, to be made at the same time as similar bonus payments are made to other executives of the Bank.

     2. Status of Agreements.

          a. Employment Agreements. Upon the Effective Date, the Employment Agreements will terminate and be of no further force and effect, except that Paragraph 13 of the Employment Agreements (concerning confidential information) shall continue in full force and effect without limitation of time, and Dailey agrees to continue to be bound by and to adhere to the provisions of Paragraph 13 of the Employment Agreements. Dailey will have no

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right to further payments or other benefits under the Employment Agreements, and the sole continuing right of the Bank and the Holding Company under the Employment Agreements shall be to enforce the provisions of Paragraph 13. Dailey agrees that he will submit to the Bank or Holding Company all expense reimbursement requests under Section 3.3 of the Employment Agreements by no later than December 30, 1998, and will not incur any reimbursable expenses thereafter, so that appropriate reimbursement can be made on or prior to December 31, 1998.

          b. Special Termination Agreement. Upon the Effective Date, the Special Termination Agreement will terminate and be of no further force and effect, and Dailey will have no right to further payments or other benefits thereunder.

     3. Retirement Benefits.

          a. Special Payment. On the Effective Date, the Bank will pay to Dailey a lump sum payment of $237,500 less any required withholding taxes as a benefit in connection with his retirement.

          b. Stock Options. All stock options for the purchase of Holding Company Common Stock held by Dailey under either the 1997 Stock Incentive Plan or the 1987 Stock Option Plan will, on January 1, 1999, become immediately exercisable notwithstanding any vesting schedule contained therein. In addition, all stock options held by Dailey under either the 1987 Stock Option Plan or the 1997 Stock Incentive Plan will remain exercisable until June 30, 1999, notwithstanding any earlier termination date set forth therein, it being understood that such extension of the exercise period will result in disqualification of such options from treatment as incentive stock options under the Internal Revenue Code.

     This paragraph 3(b) constitutes an amendment of all stock options held by Dailey.

          c. Health Insurance. For a period of six months after the Effective Date, Dailey shall be entitled to continuation of his medical benefits at the level in effect on, and at the same out-of-pocket cost to him as of, the Effective Date (or, if such continuation is not permitted by applicable law or if the Board so determines in its sole discretion, the Holding Company or the Bank shall provide the economic equivalent in lieu thereof). Such medical benefits shall be deemed to have been provided under the provisions of COBRA so that, at the end of such six-month period, Dailey will be eligible to continue his medical benefits under the provisions of COBRA for an additional one-year period at his own expense, without contribution from the Bank or the Holding Company. Nothing herein shall prevent the Holding Company or the Bank from making changes in its group health insurance, to the extent that such changes are generally applicable to employees of the Bank.

          d. Vacation Pay. On December 31, 1998, the Bank will pay Dailey the full amount of his then accrued and unpaid vacation pay.

     4. Cooperation; Expense Reimbursement. Dailey agrees that, upon the reasonable

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request of the Bank or the Holding Company, he will testify at depositions, hearings or trials, provide consulting services, and otherwise cooperate with the Bank and the Holding Company to assist in a smooth transition following his retirement. The Bank will reimburse Dailey's reasonable travel and other out-of-pocket expenses incurred in connection with such services.

     5. Confidential Information. Dailey understands and agrees that the Holding Company's and the Bank's confidential information belongs exclusively to the Holding Company and the Bank, respectively, and that the confidential information of the Bank's customers or of other organizations with whom the Holding Company or the Bank do business, remains their exclusive property. Dailey agrees that he will not disclose or use any such confidential information for any reason, whether for his benefit or for the benefit of another, and that he will hold and treat such information as confidential information, unless he has specific prior written authorization from the Holding Company or the Bank to disclose it.

     6. Release. In return for the payments and benefits to be provided to Dailey as set forth in paragraph 3 hereof, Dailey will execute a final and binding Release and Waiver of All Claims against the Holding Company, the Bank, and their respective officers, directors, employees, agents and representatives, in the form attached hereto as Exhibit A. The Release and Waiver will include but not be limited to claims of age discrimination, and all other claims arising out of or relating to Dailey's hiring, employment, or retirement from employment with the Holding Company, Bank or any affiliate thereof. In connection with the Release and Waiver, Dailey hereby represents and warrants as follows:

          a. The Holding Company and the Bank have advised him to consult with an attorney of his choosing concerning the rights waived in this Agreement and he has done so. Dailey has carefully read and fully understand this Agreement, and is voluntarily entering into this Agreement and providing the Release and Waiver of Claims.

          b. He understands that he has 21 days to review this Agreement and the Release and Waiver prior to their execution. If at any time prior to the end of the 21 day period he executes this letter agreement and the attached Release and Waiver, he acknowledges that such early execution is a knowing and voluntary waiver of his right to consider this letter agreement at least 21 days and is due to his belief that he has had ample time in which to consider and understand this letter agreement and in which to review this letter agreement with an attorney.

          c. He understands that for a period of seven days after he executes this Agreement, he may revoke the Agreement by giving notice in writing of such revocation to the Holding Company and the Bank, attention Brian W. Thomson, President and Chief Operating Officer. If at any time after the end of the seven-day period he accepts the payment provided in paragraph 3(a) of this Agreement, such acceptance will constitute an admission by him that he did not revoke this agreement during the revocation period and that this letter agreement has become effective and enforceable.


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          d. He understands the effect of his waiver, and that he gives up any rights he may have, in particular but without limitation, under the federal Age Discrimination in Employment Act and Chapter 151B of the Massachusetts General laws.

          e. He understands that he would not be entitled to the benefits described in paragraph 3(a) or 3(b) hereof if he did not enter into this Agreement.

     7. Non-Assignment. Dailey warrants and represents to the Holding Company and the Bank that he has not assigned or transferred or attempted to assign or transfer to any person any matter described in the Release and Waiver which is Exhibit A to this Agreement, or any part or portion thereof.

     8. Challenge to Validity of Agreement. After the revocation period of seven days described in paragraph 6(c) of this Agreement has expired, this Agreement shall be forever binding, notwithstanding any information Dailey may receive thereafter, and Dailey shall not bring a proceeding to challenge the validity of this Agreement. Should he do so notwith standing this paragraph, he will first be required to pay back to the Bank and Holding Company all payments made by them pursuant to paragraph 3(a) hereof.

     9. Entire Agreement. This Agreement sets forth the full terms of Dailey's retirement benefits from the Holding Company and the Bank, and supersedes any prior oral or written understanding, including, without limitation, any termination or other benefits described in the Employment Agreements or the Special Termination Agreement. This Agreement may not be modified, amended or cancelled by Dailey, the Holding Company or the Bank, except in a writing signed by all parties.

     10. Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts without giving effect to its principles of conflicts of laws.

     11. Signature. This Agreement may be signed on one or more copy, each of which when so signed will be deemed to an original, and all of which together will be one and the same document. This document shall be binding on the parties hereto and their successors and assigns.

                                      *****

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     The parties have indicated their consent to this Agreement by signing below.

Witness:


________________________                    _____________________________
                                            David W. Dailey


Attest:                                     FIRST ESSEX BANCORP, INC.

________________________                    By: _________________________

                                            Title:_______________________

Attest:                                     FIRST ESSEX BANK, FSB


________________________                    By: _________________________

                                            Title:_______________________

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                                    Exhibit A

                   RELEASE AND WAIVER OF ALL CLAIMS (INCLUDING
                  AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

     In consideration of the payments and benefits to be provided to me as set forth in paragraph 3 of the Agreement dated December __, 1998 between First Essex Bancorp, Inc., First Essex Bank, FSB (collectively, "First Essex") and myself, I hereby voluntarily release First Essex and its affiliates and its present and former officers, directors, employees, agents, and representatives from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, all similar Massachusetts statutes and regulations and the common law of Massachusetts, and all other claims which I ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this Release out of or in any way related to my hiring or employment by First Essex, or my retirement from that employment, or any related matters.


____________________________             Date:____________________
David W. Dailey



Signed and sealed in the presence of:


                                         ___________________________
                                         Notary Public

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